Exhibit 5.1

Eilenberg & Krause LLP

11 East 44th Street

New York, New York 10017

Telephone: (212) 986-9700

Facsimile: (212) 986-2399

June 2, 2011

Medical Care Technologies, Inc.
Room 815, No. 2 Building Beixiaojie
Dongzhimen Nei
Beijing, People’s Republic of China 10009

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Medical Care Technologies Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an aggregate of 21,000,000 shares of common stock, $.00001 par value per share (“Common Stock”), authorized for issuance pursuant to the following agreements (collectively, the “Agreements”):

•	Management Services Agreement dated as of April 1, 2011 between Registrant and Low Sze Man.

•	Administrative Services Agreement dated as of April 1, 2011 between Registrant and Liew Kit Ha.

•	Management Advisory Services Agreement dated as of May 10, 2011 between Registrant and Yiu Chung Han.

•	Consulting Services Agreement dated May 16, 2011 between Registrant and Nicola Suppa.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, including without limitation, the Agreements; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Company’s Bylaws; (iv) the minutes and records of the corporate proceedings of the Company with respect to approval of the Agreements; and (v) such other records, documents and instruments as we have deemed necessary for the expression of the opinion stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. Finally, we have assumed that all formalities required by the Company’s Articles of Incorporation, including any amendments thereto, the Company’s Bylaws, including any amendments thereto, applicable law, and the Agreements will be complied with when the shares of Common Stock are issued pursuant to the Agreements.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that the 21,000,000 shares of Common Stock issuable pursuant to the Agreements and covered by the Registration Statement will, when issued and paid for in accordance with the terms of the applicable Agreements, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

 EILENBERG & KRAUSE LLP

 By:  s/Keith Moskowitz